Approval of Extended Term of Validity of Land Purchase Confirmation Issued by the Administration of Housing and Land of Minxing District, Shanghai

Perfectenergy Solar Tech. (Shanghai) Co., Ltd.:

We have received your application to extend the term of validity of the Land Purchase Confirmation (No. 200802102) concerning the Industrial No.36 Land of Wujing town (“the No.36 Land”) and approved that the term of validity be extended for three months. The approved term of validity shall be from now to March 18, 2009. Meanwhile, you should process the applications for project inspection and approval and relevant procedures with governmental authorities of environmental protection, investment and city planning. When the project is inspected and approved by the government, you should start the project as soon as possible.

The Administration of Housing and Land of Minxing District, Shanghai (stamp)

December 18, 2008